UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION





                                  )
CENTRAL MAINE POWER COMPANY       ) Docket No. EC98-___________
                                  )



                           APPLICATION FOR COMMISSION
                      APPROVAL OF CORPORATE REORGANIZATION





E. Ellsworth McMeen                       Anne M. Pare
H. Liza Moses                             Central Maine Power Company
Catherine P. McCarthy                     83 Edison Drive
Alexander K. Sudnik                       Augusta, ME  04336
LeBoeuf, Lamb, Greene                     Telephone:  (207) 623-3521
  & MacRae, L.L.P.
125 West 55th Street
New York, NY 10019-5389
Telephone:  (212) 424-8000



April 3, 1998

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


                                 )
CENTRAL MAINE POWER COMPANY      ) Docket No. EC98-___________
                                 )


                           APPLICATION FOR COMMISSION
                      APPROVAL OF CORPORATE REORGANIZATION


I.   INTRODUCTION

     Pursuant  to Section 203 of the  Federal  Power Act ("FPA") (16 U.S.C.  ss.
824b) and Part 33 of the Commission's regulations (18 C.F.R. Part 33), Central Maine Power Company ("Central Maine" or "Applicant") hereby submits this Application for Commission Approval of Corporate Reorganization ("Application"). Central Maine seeks the Commission's authorization pursuant to Section 203 to implement a corporate reorganization ("Reorganization") which will result in the creation of a holding company, HoldCo,1 over Central Maine. The creation of a holding company over a Commission-jurisdictional entity is deemed to result in a "disposition of facilities" under Section 203 of the FPA as that term has been interpreted by the Commission in various proceedings involving similar corporate reorganizations.2 Because the Reorganization

--------

     1 The name of the holding company has not yet been determined. HoldCo has been incorporated in the State of Maine with the name "HoldCo, Inc." for the purpose of making required applications for approval of the proposed Reorganization.

     2 See, e.g., New York State Electric & Gas  Corporation,  81 FERC P. 62,201
(1997); Consolidated Edison Company of New York, Inc., 81 FERC P. 62,070 (1997); Boston Edison Company, BEC Energy, 80 FERC P. 61,274 (1997); Pennsylvania Power & Light Company, 60 FERC P. 62,267 (1994); Commonwealth Edison Company, 68 FERC
P. 62,049 (1994); and Central Vermont Public Service Corporation, 39 FERC P. 61,295 (1987).

will have no effect on the jurisdictional facilities, rates or service of Central Maine, and will be consistent with the public interest, Central Maine respectfully requests that the Commission approve this Application.

     The proposed Reorganization is anticipated to be implemented as soon as practicable after Central Maine's annual meeting of stockholders in May 1998. To facilitate this restructuring, Central Maine requests that the Commission proceed on an expedited basis, provide a thirty-day period for comments and issue an order in this proceeding by June 1, 1998. A thirty- day notice period is appropriate since this Application does not involve a merger or similar transaction.

II.  BACKGROUND

     Central Maine is an investor-owned Maine public utility incorporated in 1905. Central Maine is primarily engaged in the business of generating, transmitting, distributing and selling electric energy to retail customers in southern and central Maine and to various wholesale customers, principally other utilities. Central Maine is the largest electric utility in Maine. It serves approximately 528,000 customers in its 11,000 square-mile service area in southern and central Maine. Its principal executive offices are located at 83 Edison Drive, Augusta, Maine 04336.

     Central Maine is a public utility as defined in Section 201(e) of the FPA. It sells electric energy at wholesale to, and transmits electric energy in interstate commerce for, other electric utilities under rate schedules and tariffs on file with the Commission. Central Maine has three subsidiaries that are public utility companies within the meaning of the FPA: Maine Electric Power Company, Inc. ("MEPCo"), in which Central Maine owns a 78.3% interest; Aroostook Valley Electric Company ("AVEC"), a wholly-owned subsidiary of Central Maine; and NORVARCO, also a wholly-owned subsidiary of Central Maine.3

     The electric properties of Central Maine are connected at 345 kilovolts and 115 kilovolts with the lines of Public Service Company of New Hampshire at the southerly end and at 115 kilovolts with Bangor Hydro-Electric Company ("Bangor Hydro") at the northerly end of Central Maine's system. Central Maine's system also is connected with the system of The New Brunswick Power Corporation and of Bangor Hydro through the 345-kilovolt interconnection constructed by MEPCo. Central Maine has direct or indirect ownership interests in 31 hydroelectric generating facilities representing 373 megawatts of generating capacity, two oil-fired steam-electric generating stations, and internal combustion generating facilities representing 783 megawatts of fossil-fueled generation capacity. Central Maine also has ownership interests in five nuclear generating facilities in New England.4 On December 31,

--------

     3 MEPCo owns and operates a 345-kV transmission interconnection between Wiscasset, Maine and the Maine-New Brunswick international border at Orient, Maine, where its line connects with the portion of the interconnection constructed in the province of New Brunswick, Canada, by The New Brunswick Power Corporation. AVEC owns and operates a 31 MW wood- fired generating plant in Fort Fairfield, Maine, the output of which is sold at wholesale to Central Maine. NORVARCO is one of two general partners (each with a 50 percent interest) in Chester SVC Partnership, a general partnership which owns a static var compensator facility located in Chester, Maine, adjacent to MEPCo's transmission interconnection with New Brunswick.

     4 Central Maine owns a 9.5 percent interest in Yankee Atomic Electric Company, a 6 percent interest in Connecticut Yankee Atomic Power Company, a 38 percent interest in Maine Yankee Atomic Power Company, and a 4 percent interest in Vermont Yankee Nuclear Power Coroporation. Central Maine also owns a 2.5 percent undivided ownership interest as a tenant in common in the Millstone Unit No. 3 nuclear plant in Waterford, Connecticut.

1997,   Central  Maine  had  approximately   2,293   circuit-miles  of  overhead
transmission lines, 19,514 pole-miles of overhead distribution lines, and 1,384 miles of underground and submarine cable.

     Central Maine has interests in several non-utility companies: CMP International Consultants ("CMPI"), Central Securities Corporation ("Central Securities"), Cumberland Securities Corporation ("Cumberland Securities"), MaineCom Services ("MaineCom"), TeleSmart, The Union Water-Power Company ("Union Water"), Kennebec Hydro Resources, Inc. ("Kennebec Hydro"), Kennebec Water Power Company ("Kennebec Water") and the Gulf Island Pond Oxygenation Project ("GIPOP"). A chart of Central Maine's current corporate structure and a description of its non-utility subsidiaries are provided in Appendix A attached hereto.

     Central Maine is subject to the regulatory authority of the Maine Public Utilities Commission (the "MPUC") as to retail rates, accounting, service standards, territory served, the issuance of securities maturing more than one year after the date of issuance, certification of generation and transmission projects and various other matters. Central Maine is currently an "exempt holding company" under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and is therefore subject to limited regulation by the Securities and Exchange Commission ("SEC").

     On May 29, 1997, the Governor of Maine signed into law a bill enacted by the Maine Legislature that will restructure the electric utility industry in Maine. The principal restructuring provisions of the legislation provide for customers to have direct retail access to generation services and for deregulation of competitive electricity providers, commencing March 1, 2000, with transmission and distribution companies continuing to be regulated by the MPUC. By that date, investor-owned utilities are required to divest all generation assets and generation-related business activities, with two major exceptions: (1) non-utility generator contracts with qualifying facilities and contracts with demand-side management or conservation providers, brokers or hosts; and (2) ownership interests in nuclear power facilities. The bill also requires investor-owned utilities, after February 28, 2000, to sell their rights to the capacity and energy from the purchased-power contracts that had not previously been divested pursuant to the legislation, with certain minor exceptions.

     On April 28, 1997, Central Maine announced a plan to seek proposals for the purchase of its generating assets and, as part of an auction process, received final bids on December 10, 1997. On January 6, 1998, Central Maine announced that it had reached agreement to sell all of its hydro, fossil and biomass generating assets with a combined generating capacity of 1,185 megawatts to an affiliate of Florida-based FPL Group, the winning bidder in the auction process.5 In addition, as part of its agreement with FPL Group, Central Maine entered into energy buy-back agreements to assist in fulfilling its obligation to supply its customers with power until March 1, 2000, the date when retail consumers in Maine will be able

--------

     5 As part of this transaction, Central Maine has agreed to sell its interest in AVEC.

to choose their electricity provider. The sale is subject to various closing conditions, including the approval of state and federal regulatory agencies. Certain aspects of the sale transaction will be the subject of a separate application to the Commission.

III. THE PROPOSED REORGANIZATION

     Central Maine proposes to form a holding company structure pursuant to an Agreement and Plan of Merger (the "Plan of Merger") to be entered into among Central Maine, HoldCo and a Maine corporation to be formed for the purpose of implementing the transaction ("MergeCo"). At the time it is formed, MergeCo will be wholly owned by HoldCo. A form of the Plan of Merger is filed as Exhibit H hereto. Under the terms of the Plan of Merger, MergeCo will be merged with and into Central Maine, with Central Maine as the surviving corporation (the "Merger"). Pursuant to the Plan of Merger, each issued and outstanding share of Central Maine common stock, par value $5 per share ("Central Maine Common Stock"), will be automatically changed and converted into one share of HoldCo common stock, par value $5 per share ("HoldCo Common Stock"). Each issued and outstanding share of Central Maine Dividend Series Preferred Stock, par value $100 per share and Central Maine 6% Preferred Stock, par value $100 per share, as well as debt securities of Central Maine, will not be affected by the Plan of Merger and will remain shares and securities of Central Maine, as the surviving corporation of the Merger. The shares of HoldCo Common Stock owned by Central Maine prior to the Merger will be cancelled. The outstanding shares of MergeCo common stock will automatically be converted into a number of shares of Central Maine Common Stock equal to the number of shares of Central Maine Common Stock outstanding prior to the Merger.

     Upon consummation of the Merger, each person that held shares of Central Maine Common Stock immediately before the Merger will hold an equal number of shares of HoldCo Common Stock, and HoldCo will hold all of the issued and outstanding shares of Central Maine Common Stock. After the Merger, Central Maine Common Stock will cease to be listed on the New York Stock Exchange, and HoldCo Common Stock will be listed and traded there instead.

     Concurrently with the Merger or shortly thereafter, and subject to approval of the MPUC, Central Maine intends to transfer its existing equity interests in CMPI, Central Securities, Cumberland Securities, MaineCom, TeleSmart and Union Water, all of which are non-utility entities, by dividending the stock it holds in those entities to HoldCo. Additionally, concurrently with or shortly after the Reorganization, other companies may be formed as subsidiaries of HoldCo. The corporate structure after the Reorganization, including the possible formation of these other companies, is shown in Appendix A attached hereto.

     HoldCo and Central Maine expect to consummate the Reorganization as soon as possible after all regulatory and shareholder approvals and other conditions precedent contained in the Plan of Merger have been fulfilled.

IV.  THE PUBLIC INTEREST

     The Commission has held that the transfer of a public utility's common stock from its existing shareholders to a holding company constitutes a transfer of the ownership and control of the utility's jurisdictional facilities and is thus a "disposition of facilities" subject to Commission review and approval under Section 203 of the FPA.6 Because Central Maine's

--------

     6 See note 2, supra, and accompanying text.

proposed Reorganization would entail the transfer of the ownership of its common stock from existing shareholders to HoldCo, Central Maine is seeking approval under Section 203 and the Commission's regulations thereunder.

     The  Commission  must approve a proposed  disposition  of facilities  under
Section 203 if it will be "consistent with the public interest". The applicant need not show a positive public benefit. Central Vermont Public Service Corp., 39 FERC P. 61,295 at p. 61,960, n.14. "Only an absence of negative detriment [to the public interest] is required." Id. See also Pacific Power and Light Co. v. F.P.C., 111 F.2d 1014, 1016 (9th Cir. 1962). The Commission routinely has found that reorganizations involving the creation of holding companies are consistent with the public interest.7

     Central Maine submits that its proposed Reorganization is consistent with the public interest. The Reorganization will permit Central Maine to gain long-term advantages through increased management and financial flexibility that will better position Central Maine to operate in a changing business and regulatory environment by allowing it to take advantage of emerging non-utility business opportunities that are related to Central Maine's core business while maintaining the principal business focus on its core transmission and distribution business. In addition, the clearer separation of Central Maine's core utility business from non-utility enterprises achieved by making HoldCo, rather than Central Maine, the parent of Central Maine's non-utility subsidiaries will better segregate the operations, risks and costs associated with these

--------

     7 See, e.g., New York State Electric & Gas  Corporation,  81 FERC P. 62,201
(1997); Consolidated Edison Company of New York, Inc., 81 FERC P. 62,070 (1997); Pennsylvania Power & Light Company, 69 FERC P. 62,267 (1994); Commonwealth Edison Company, 63 FERC P. 62,049 (1994); Illinois Power Company, 67 FERC P. 61,136 (1994).

non-utility businesses from those involved in providing utility service and provide greater financial flexibility in pursuing non-utility business opportunities. As noted above, the recent changes in the Maine regulatory structure require Central Maine to divest itself of its non-nuclear generation assets. The Reorganization will aid Central Maine in dealing with the changes in its business this will bring about. Central Maine believes that diversified earnings from existing non-utility businesses and proposed new business activities can help to mitigate the limitations inherent in engaging primarily in the transmission and distribution business.

     An additional consideration exists for the Reorganization. As of March 1, 2000, Central Maine, as a transmission and distribution utility, will be prohibited by state law from selling electric energy to retail customers. Any retail sales of electricity must be done through a separate corporate affiliate of Central Maine that is licensed by the MPUC for that purpose. Maine's new restructuring statute contains a number of specific standards of conduct governing the relationship between a transmission and distribution utility and its affiliated electricity provider and requires the MPUC to adopt rules to implement the standards. Central Maine believes that a holding company form of organization in which the holding company, rather than Central Maine, is the parent company of its retail marketing affiliate will facilitate compliance with these standards of conduct.

     The proposed Reorganization also is consistent with the public interest as evaluated under the three factors set forth in the Commission's Merger Policy Statement. These factors are: (1) effect on competition, (2) effect on rates, and (3) effect on regulation.8

--------

     8 Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act; Policy Statement, Order No. 592, Docket No. RM96-6-000, 61 Fed. Reg. 68,595, 68,605 (December 18, 1996), order on reconsideration, Order No. 592-A, 62 Fed. Reg. 33,341, 79 FERC P. 61,321 (1997) ("Merger Policy Statement"). The Merger Policy Statement addresses public utility mergers subject to the Commission's jurisdiction under Section 203(a) of the FPA. The instant Application does not involve a "merger" between electric public utilities, but rather the reorganization of an electric public utility. Central Maine has addressed the three factors to demonstrate that the Reorganization is in the public interest.

A.   The Proposed Reorganization Will Not Have An Adverse Effect On Competition.

     Central Maine's proposed Reorganization will have no adverse effect on competition. While the Reorganization is deemed to result in a change in ownership or control of jurisdictional facilities by virtue of the creation of a new holding company, the Reorganization involves only Central Maine and its affiliates. The Reorganization does not result in the any change in the operation of Central Maine's facilities or any change in the concentration of control over assets for generation, transmission, or inputs to generation that could be used as barriers to entry. Accordingly, the Reorganization will have no effect on competition in any relevant market. As noted above, the sale of certain of Central Maine's generation assets to FPL Group is occurring separately from the Reorganization. Even before the sale of these generation assets, the Commission determined that Central Maine could not exercise market power in generation or transmission and could not erect any other barriers to competition and the Commission authorized Central Maine to make wholesale power sales at market-based rates.9 Accordingly, Central Maine does not believe that additional market power analysis is necessary in this proceeding.

--------

     9 Central Maine Power Company, 80 FERCP. 61,246 (1997).

     The Reorganization will, moreover, facilitate the establishment in the future of separate businesses to engage in competitive, unregulated activities. By more clearly separating the utility business from non-utility enterprises, the proposed holding company structure will help to insulate utility ratepayers from the financial risks that may be associated with non-utility ventures. In this respect, the effect of the proposed structure on competition in the electric power industry either will be neutral or will offer positive benefits by enhancing competition.

B.   The Proposed Reorganization Will Not Affect Operating Costs Or Rate Levels.

     The proposed reorganization will have no effect on either Central Maine's operating costs or its rate levels. The transaction costs of the Reorganization will not affect Central Maine's retail or wholesale rates because these costs will not be included in rates. Any future changes in Central Maine's wholesale power or transmission rates will continue to be subject to Commission review and acceptance under the FPA.

C. The Proposed Reorganization Will Not Impair The Effectiveness Of State Or Federal Regulation.

     The proposed Reorganization will not impair effective regulation of Central Maine's utility operations by either state or federal agencies. The Reorganization is subject to the jurisdiction of the MPUC, which can exercise its authority to protect state regulatory interests, and following the Reorganization, Central Maine will continue to be subject to the jurisdiction of both this Commission and the MPUC. Central Maine expects to continue qualifying for exemption from registration under PUHCA, and HoldCo is also expected to qualify for exemption from PUHCA registration. Since CMP and HoldCo will not be registered holding companies, there will be no shift of regulatory authority from the Commission to the SEC, and the Commission will continue to have jurisdiction over Central Maine and its public utility subsidiaries. See Long Island Lighting Company, 80 FERC P. 61,035 (1997); Enron Corporation and Portland General Corporation, 78 FERC P. 61,179 (1997) (impairment of regulation relating to the SEC's jurisdiction over registered holding companies is not an issue where the utility qualifies as an exempt holding company under PUHCA). Indeed, because of the increase in the existing operational delineation between the utility and its unregulated subsidiaries, which would result from the contemplated transfer of such subsidiaries to HoldCo, the proposed reorganization will enhance the auditing of utility costs and revenues.

V.   INFORMATION REQUIRED UNDER SECTION 33.2

     The following information is required by Section 33.2 of the Commission's regulations:

(a)  The  Exact  Name  And  Address  Of The  Principal  Business  Office  Of The
     Applicant.

     The Applicant's exact name and principal business office is:

                Central Maine Power Company
                83 Edison Drive
                Augusta, Maine  04336

(b)  Names  And  Addresses  Of  Persons   Authorized  To  Receive   Notices  And
     Communications In Respect To Application.

     The following persons are authorized to receive notices and communications with respect to this application:

            Anne M. Pare
            Corporate Counsel and Secretary
            Central Maine Power Company
            83 Edison Drive
            Augusta, Maine 04336

and

            H. Liza Moses                    Catherine A. McCarthy
            LeBoeuf, Lamb, Greene            LeBoeuf, Lamb, Greene
             & MacRae, L.L.P.                & MacRae, L.L.P.
            125 West 55th Street             1875 Connecticut Ave. N.W.
            New York, New York  10019        Washington, D.C. 20009
            (212) 424-8224                   (202) 986-8253

(c)  Designation Of Territories Served, By Counties And States.

     Central Maine's retail service territory is entirely within the State of Maine. Central Maine serves more than 528,000 customers in 11,000 square miles of southern and central Maine. Its service area includes part or all of the following counties:

                  Androscoggin                       Oxford
                  Cumberland                         Penobscot
                  Franklin                           Piscataquis
                  Hancock                            Sagadahoc
                  Kennebec                           Somerset
                  Knox                               Waldo
                  Lincoln                            York

(d) A General Statement Briefly Describing The Facilities Owned Or Operated For The Transmission Of Electric Energy In Interstate Commerce Or The Sale Of Electric Energy At Wholesale In Interstate Commerce.

     As of December 31, 1997, Central Maine's transmission system consisted of 2,293 circuit miles of line and its distribution system consisted of 19,514 pole-miles of overhead lines. In addition, Central Maine's system includes 1,384 miles of underground and submarine cables. Central Maine owns eight (8) 345 kV substations and over sixty (60) 115 kV substations. The electric properties of Central Maine are connected at 345 kilovolts and 115 kilovolts with the lines of Public Service Company of New Hampshire at the southerly end and at 115 kilovolts with Bangor Hydro at the northerly end of Central Maine's system. Central Maine's system is also connected with the system of The New Brunswick Power Corporation and the system of Bangor Hydro through the 345 kilovolt interconnection constructed by MEPCo.

(e) Whether The Application Is For Disposition Of Facilities By Sale, Lease, Or Otherwise, A Merger Or Consolidation Of Facilities, Or For Purchase Or Acquisition Of Securities Of A Public Utility, Also A Description Of The Consideration, If Any, And The Method Of Arriving At The Amount Thereof.

     As described above, this application is for authorization to implement a corporate reorganization. There is no consideration or sales price involved. Attached hereto as Exhibits C, E and F are pro forma historical balance sheet, income statements and retained earning statements for Central Maine and HoldCo.

(f) Statement Of Facilities To Be Disposed Of And A Description Of Their Proposed Use After Disposition, And Whether The Proposed Transaction Includes All Of The Operating Facilities Of The Parties To The Transaction.

     The creation of HoldCo is deemed to be a "disposition" of Central Maine's facilities for purposes of the FPA. However, after the Reorganization, title, possession and use of all utility property will be held by Central Maine, or its subsidiaries, which will be direct and indirect subsidiaries of HoldCo.

(g) Statement (In The Form Prescribed By The Commission's Uniform System Of Accounts For Public Utilities And Licensees) Of The Cost Of The Facilities Involved In The Sale, Lease, Or Other Disposition Or Merger Or Consolidation.

     The cost of Central Maine's net utility plant in the form prescribed by the Uniform System of Accounts is shown in Central Maine's FERC Form No. 1 for the year ended December 31, 1997, at pages 110, 200-214. Those pages are attached hereto as Appendix D.

(h) Statement Of The Effect Of The Proposed Transaction Upon Any Contract For The Purchase, Sale, Or Interchange Of Electric Energy.

     The proposed Reorganization will have no effect on any of Central Maine's contracts for the purchase, sale or interchange of electric energy.

(i) Statement As To Whether Or Not Any Application With Respect To The Transaction Is Required To Be Filed With Any Other Federal Or State Regulatory Body.

     The proposed Reorganization requires the approval or consent of the MPUC, the Nuclear Regulatory Commission ("NRC") and the SEC. On December 8, 1997, Central Maine filed an application for approval of the Reorganization with the MPUC. On March 4, 1998, Central Maine and HoldCo filed an Application and Declaration on Form U-1 with the SEC for approval of the Reorganization under PUHCA. Also on March 4, 1998, Central Maine requested the NRC's consent to the Reorganization under the Atomic Energy Act of 1954, as amended. Copies of these applications are attached hereto as Exhibit G. Approval or waiver by the Connecticut Department of Public Utility Control (the "Connecticut DPUC") may also be required due to Central Maine's ownership of a 2.5% interest in the Millstone No. 3 nuclear unit, which is located in Waterford, Connecticut. No other applications with respect to the Reorganization are required to be filed with any other State or Federal regulatory body.

(j) The Facts Relied Upon By Applicant To Show That The Proposed Transaction Will Be Consistent With The Public Interest.

     The facts relied upon are set forth above in Sections I through IV of this Application.

(k)  Statement Of Franchises Held.

     The franchises held by Applicant and their dates of expiration are listed in Appendix B hereto.

(l)  Form Of Notice Suitable For Publication In The Federal Register.

     A draft form of notice of this filing, suitable for publication in the Federal Register, is attached as Appendix C hereto. An electronic version of the draft notice is also submitted on a 3 1/2@ diskette in Wordperfect 5.2 for Windows format.

VI.  REQUIRED EXHIBITS

     The following exhibits required by Section 33.3 of the Commission's regulations are filed herewith, except as noted. All Exhibits are relevant only to, and therefore address only, Central Maine:

Exhibit A Resolution  of the Board of  Directors  of Central  Maine  Power
          Company,   dated   January   5,   1998,   authorizing   the   proposed
          Reorganization.

Exhibit B Statement of the measure of control or ownership exercised by or over Central Maine and the nature and extent of any intercorporate relationships.

Exhibits C Balance  sheets and supporting plant schedules as of December 31,
E and F actual and pro forma, and Central Maine's income statement and retained earnings statement for the 12 months ended December 31, 1997, actual and pro forma.

Exhibit D  A statement  of known  contingent  liabilities,  excepting  minor items, as of the date of this Application.


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Exhibit G Copies of  applications  or requests for approval  filed with the
          MPUC, the NRC and the SEC. A copy of the application filed with the Connecticut DPUC, if filed, and copies of agency orders will be filed with the Commission after they have been issued.

Exhibit H Copy of the Draft Agreement and Plan of Merger

Exhibit I Maps showing Central Maine's properties and interconnections, and the principal cities in the area served. Central Maine is the only party to the proposed transaction for which a map is relevant.

VII. CONCLUSION

     The corporate restructuring to be accomplished by the merger satisfies the standards of Section 203 of the Federal Power Act and consequently should be approved by the Commission. Such approval by June 1, 1998, assuming contemporaneous receipt of MPUC, SEC and NRC approvals, would enable Central Maine to proceed expeditiously with its restructuring plans.

                               Respectfully submitted,

                               CENTRAL MAINE POWER COMPANY


                               By__________________________


                               E. Ellsworth McMeen
                               H. Liza Moses
                               LeBoeuf, Lamb, Greene & MacRae. L.L.P.
                               125 W. 55th Street
                               New York, New York 10019-5389

                               Attorneys for
                               Central Maine Power Company

Of Counsel:
Catherine P. McCarthy

                                      -17-

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Alexander K. Sudnik

Date:  April 3, 1998


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